Exhibit 10.14

FIRST AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 5th day of April, 2004, by and between Peregrine Systems, Inc., a Delaware corporation (the “Company”) and Kenneth A. Sexton (“Employee”).

RECITALS

R-l.                              Company and Employee are parties to the Agreement, which was made and entered into on March 6, 2003 effective as of June 24, 2002, and as approved by the bankruptcy court on February 27, 2003.

R-2.                           Under the Agreement, Employee is employed as Executive Vice President and Chief Financial Officer of the Company for a term to continue until May 31, 2005.

R-3.                           On December 10, 2003, the Chief Executive Officer hired David Sugishita to assume the Chief Financial Officer role upon the Company’s filing with the SEC the Fiscal Year 2003 10-K, the three Fiscal Year 2003 10-Qs, and the three Fiscal Year 2004 10-Qs for periods through December 31, 2003 (collectively, “SEC Filings”), as a result of which Employee will be relieved of such duties.

R-4.                           The Company desires to continue the employment of Employee through the Termination Date (defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                       All defined terms used herein but not defined shall have the meaning set forth in the Agreement.

2.                                       Subject to Section 7(B) and 7(D) of the Agreement, the “Termination Date” shall be defined as thirty days after the latest to occur of (a) the date that PricewaterhouseCoopers delivers to the Company an unqualified Fiscal 2003 audit opinion and consent for inclusion in the Fiscal 2003 10-K (the “PWC Delivery Date”), (b) the completion by Employee of the portions of the SEC Filings for which he is responsible, and (c) Employee’s delivery to the Company of all certifications and representation letters required under Section 4(a) of this Amendment.  For purposes of defining PWC Delivery Date, if PricewaterhouseCoopers notifies the Company that it will not deliver an unqualified audit opinion solely as a result of the failure of a Company officer, other than Employee, to provide necessary certifications or representation letters, such notification date shall be deemed to be the PWC Delivery Date.  However, notwithstanding the prior sentence, in no event shall the Termination Date be later than October 31,2004.  On the Termination Date, if the Company does not have “Cause” for termination as of the Termination Date (as such is defined in the Agreement),

Employee’s employment as Executive Vice President and Chief Financial Officer of the Company will be deemed terminated without “Cause” (the “Termination”).

3.                                       The provisions of the Agreement are modified, not modified, or not applicable as follows:

Section 1.  Employment.   Section 1 of the Agreement is not modified.

Section 2.  Term.   Section 2 of the Agreement is not modified.

Section 3.  Compensation/Benefits.

(A) Base Salary  Section 3 A of the Agreement is not modified.

(B) Bonuses.  Employee acknowledges that he has received all payments provided for under Section 3(B)(i), (ii), and (iii) of the Agreement and such sections are terminated.

The parties agree that the Company shall pay the Post-Chapter 11 Annual Target Bonus provided for in Section 3(B)(iv) of the Agreement for the period from the Plan Effective Date (August 7, 2003) through the Termination Date, provided the performance targets set forth in Attachment A hereto are met.  Employee acknowledges that he is not eligible for any bonus payments for fiscal year 2005,

(C) Benefits.  Section 3C of the Agreement is not modified.

(D) Share Options. In lieu of the provisions under Section 3(D) of the Agreement, the parties agree that, as a result of the reorganization in bankruptcy, Employee holds options to purchase 25,352 shares of common stock of the Company at an exercise price of $9.94 per share.  Such options may be exercised by Employee pursuant to the terms of his Stock Option Agreement.

(E) Restricted Shares. In lieu of the provisions under Section 3(E) of the Agreement, the parties agree that as of the Termination Date, the Initial Restricted Stock were properly converted into 2,051 shares of the Company’s common stock, all of which will be fully vested as of the Termination Date.

Section 4.  Expenses/Costs.  Section 4 of the Agreement is not modified, provided, however, that (i) Employee acknowledges that expenses incurred as a result of commuting from Employee’s residence in Cleveland to Peregrine’s office in San Diego are taxable to the Employee beginning February 28, 2003 and will be reported as such to appropriate tax authorities, (ii) all such reimbursements, which are taxable, will be grossed up, and the amount of the gross up payment will be calculated in accordance with Peregrine’s standard practice, and (iii) Employee agrees to promptly reimburse the Company for any unused advance following the Termination Date.  In addition, as of the

Termination Date, the Company will promptly reimburse employee for all legal fees and reasonable expenses incurred by Employee in connection with the Amendment, provided such fees and expenses do not exceed $3,000.00.

Section 5.  No Setoffs.  Section 5 of the Agreement is not modified.

Section 6.  Protection of the Company.  Section 6 of the Agreement is not modified.

Section 7.  Termination.  Sections 7(A) through 7(F) of the Agreement are not modified.  Sections 7(G) through 7(1) are modified as follows:

(G)                                Termination Pursuant to Sections 7(D), (E) or (F).  On the Termination Date, if the Company does not have “Cause” for termination, the Termination will be deemed without “Cause” as follows:

1.                                       Accrued Obligations.  All accrued obligations shall be paid promptly.

2.                                       Severance Payments. The severance payment shall be Five Hundred Fifty Thousand Dollars ($550,000.00), payable by the Company in a lump sum within two weeks following Termination Date.

3.                                       Welfare Benefits.  The Welfare Benefits shall be available to Employee for a period of eighteen (18) months following the Termination Date.  Employee must enroll in COBRA and will be reimbursed by the Company for the cost of COBRA minus current employee contributions.

(H)                               Outstanding Share Options: Rights.  The provisions of the first paragraph of Section 7(H) of the Agreement shall continue in effect, it being acknowledged by the Company that all of the Outstanding Share Options have vested and that outstanding Share Options may be exercised as provided in Employee’s Stock Option Agreement with the Company.

(I)                                    Post-Termination Non-Competition Restrictions.  The end of Section 7(I)(i) of the Agreement is modified to read as follows: “for a period of 12 months following the Termination Date, Employee agrees not to directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person to leave the employ of the Company (“Refrain from Competing”),” The remainder of Section 7(I) of the Agreement is not modified.

Section 8.  Additional Payments.  Section 8 of the Agreement is not modified.

Section 9.  Indemnification and Insurance.  The provisions of Section 9 are not modified.

Section 10. Miscellaneous.

1.                                       The provisions of Sections 10(A) through 10(H) of the Agreement are not modified.

2.                                       (I) Survival. The provisions of Section 10(I) of the Agreement shall continue in full force and effect provided that, except for Sections 3(A) of the Agreement, which ceases on the Termination date and 3(B) of the Agreement, which has already been fulfilled as provided in Section 3 of this Amendment, no provision shall survive after two (2) years from the expiration of Employee’s consulting period.

4.                                       Additional Provisions.  The following are additional provisions:

(a)                                  Employee agrees to provide certifications required by federal securities laws in connection with the SEC Filings and any amendments thereto, as well as certifications and/or representation letters required by the Company and PricewaterhouseCoopers in connection with the Company’s audited financial statements and SEC Filings and any amendments thereto; provided, however, that if Employee has provided the certifications required hereunder and completed the portions of the SEC Filings for which he is responsible, in the event that the Company determines not to file any of the SEC Filings or to file its Form 10-K for 2003 as an attachment to a Form 8-K, Employee will be deemed to have satisfied his obligations under this provision and pursuant to Paragraphs 2(b) and (c) above.  Employee will not be expected to execute any certifications or representation letters the form and content of which Employee believes is not accurate.

(b)                                 Employee agrees to be available for consultation and will reasonably cooperate with the Company from time to time as requested by the Company during any review by the SEC of the SEC Filings or any amendment or restatement of the SEC Filings if required for the period from which he leaves the employment of the Company until December 31, 2005,or such earlier date on which the Company terminates such consulting period in writing (the “Consulting Period”).  Company agrees to compensate Employee at a rate of $225 per hour, plus reimburse expenses incurred as a result of this consultation.  For purposes of clarification, Employee shall be considered a “Consultant” under the terms of the Stock Option Agreement and the Plan during the Consulting Period and to have a continuous status as Employee or Consultant during the transition from Employee to Consultant for the Consulting Period.  Employee shall be allowed to keep the computer that was provided to him by the Company through this consultation period.  At the conclusion of the consultation period, the computer will be returned to Peregrine.

(c)                                  Company and Employee each hereby fully and forever release, acquit, waive, and discharge the other of them from any and all causes of action, rights, claims, counterclaims, demands, suits, proceedings, actions, and liabilities of any nature whatsoever, whether known or unknown, presently existing or which may hereafter arise, due in whole or in part to actions or omissions occurring prior to the date of the

Amendment which either of them ever had, now has, or hereafter can, shall or may have against the other of them, but excluding all claims that arise out of a breach in connection with the performance of the obligations of either of them in favor of the other contained in the Agreement, as modified by this Amendment.  Employee acknowledges and agrees that the releases being given by him in this paragraph include, without limitation, releases of any and all pre-petition or administrative proofs of claim that were or could have been filed by Employee in Company’s bankruptcy case pending in the United States Bankruptcy Court for the District of Delaware.  Employee agrees to cooperate with Company in submitting orders to the bankruptcy court disallowing with prejudice any such proofs of claim, including without limitation claim nos. 725 and 726 in the asserted amounts of $2,000,000.

IN WITNESS WHEREOF, this Amendment has been signed on the date first written above.

COMPANY:

Peregrine Systems, Inc.

By:	/s/ John Mutch
John Mutch

EMPLOYEE:

By:	/s/ Kenneth Sexton
Kenneth Sexton